Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Endeavor IP, Inc.
(Formerly Finishing Touches Home Goods, Inc.)

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”)(Registration No. 333-191864) of our report dated January 29, 2013, relating to the consolidated balance sheet of Endeavor IP, Inc. (formerly Finishing Touches Home Goods, Inc.) (the “Company”) as of October 31, 2012, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the fiscal year then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report on Form 10-K for the year ended October 31, 2013.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
February 13, 2014